EXHIBIT 99.1

RALPH LAUREN REPORTS SECOND QUARTER FISCAL 2018 RESULTS

NEW YORK--(BUSINESS WIRE)—November 2, 2017-- Ralph Lauren Corporation (NYSE:RL), a global leader in the design, marketing, and distribution of premium lifestyle products, today reported earnings per diluted share of $1.75 on a reported basis and $1.99 on an adjusted basis, excluding restructuring-related and other charges that were primarily related to activities associated with the Company’s Way Forward plan, for the second quarter of Fiscal 2018. This compared to earnings per diluted share of $0.55 on a reported basis and $1.90 on an adjusted basis, excluding restructuring-related and other charges, for the second quarter of Fiscal 2017.

“I am pleased with the progress we are making as we continue to strengthen the foundations of our business and elevate the expression of our iconic brand,” said Ralph Lauren, Executive Chairman and Chief Creative Officer. “Patrice has already proven to be an invaluable partner who is embracing our core values, bringing unique expertise and uniting and empowering our capable teams.”

“We are focused on creating value for all of our stakeholders by continuing to drive productivity and re-igniting quality growth,” said Patrice Louvet, President and Chief Executive Officer. "While there is a lot of work to be done, I am encouraged by the early progress we are making across multiple fronts to strengthen our brand and better connect with consumers.”

We delivered across the following key initiatives in the second quarter:

—	Elevating Our Brand Through Improved Quality of Sales and Distribution
o	Average unit retail across our direct-to-consumer network was up 5% to last year
o	Discount rates were down across all regions in retail
o	Adjusted gross margin was up 300 basis points compared to last year
o	Continued to close unproductive distribution in retail and wholesale and significantly reduced off-price shipments and began to upgrade our store environments
—	Evolving Product and Marketing to Increase Reach and Appeal with New Consumers
o	Evolved our product assortment by renewing our core styles and focusing on our icons, which drove improvements in Polo Fall seasonal product sell-out trend
o	Increased marketing reach and effectiveness with significant growth in digital and social media impressions with the Stadium launch and September Fashion Show
o	Released limited edition products that create more reasons for consumers to engage with us and inject energy and excitement into our brand
—	Expanding Our Digital and International Presence
o	In Asia, expanded our high-ROI concession network and delivered 3% constant currency comp growth
o	Continued to drive sales growth in our wholesale digital business globally
o	Launched on T-mall, JD.com and WeChat in China
—	Working In New Ways to Drive Productivity and Agility
o	Reduced operating expenses by 5% on an adjusted basis to increase efficiencies
o	Lowered inventory levels by 26% to last year and improved inventory turns
o	Continued the progress to achieve lead time goals and increased SKU productivity

Second Quarter Fiscal 2018 Income Statement Review

Net Revenues. In the second quarter of Fiscal 2018, revenue decreased by 9% to $1.7 billion on a reported basis, driven by initiatives to increase quality of sales, reduce promotional activity, and elevate our distribution, as well as brand exits and lower consumer demand.

The second quarter revenue decline is in line with the Company’s guidance of a 9%-10% revenue decline, excluding approximately 40 basis points of negative foreign currency impact. Foreign currency benefited revenue growth by approximately 40 basis points in the second quarter, which is better than guidance, as foreign exchange rates moved favorably during the quarter.

Revenue performance for the Company’s reportable segments in the second quarter compared to the prior year period was as follows:

—	North America Revenue. North America revenue in the second quarter decreased 16% to $877 million. The decline was due to lower sales in both the retail and wholesale channels, driven by distribution and brand exits, a strategic reduction in shipments and promotional activity to increase quality of sales, as well as due to lower consumer demand. On a constant currency basis, comparable store sales in North America were down 9%, including a 6% decline in brick and mortar stores and an 18% decrease in e-commerce, primarily due to a planned reduction in promotional activity and lower traffic.

—	Europe Revenue. Europe revenue in the second quarter increased 4% to $463 million on a reported basis and was flat in constant currency. On a constant currency basis, comparable store sales in Europe were down 6%, driven by a 5% decline in brick and mortar stores and an 11% decline in e-commerce, as the Company intensified its focus on driving quality of sales with a pullback in promotions.

—	Asia Revenue. Asia revenue in the second quarter was flat compared with the prior year period on a reported basis at $217 million and increased 4% in constant currency, driven by strength in both retail and wholesale channels. Comparable store sales increased 3% in constant currency driven by improved traffic and conversion.

Gross Profit. Gross profit for the second quarter of Fiscal 2018 was $996 million on both a reported basis and an adjusted basis, excluding restructuring-related and other charges. Gross margin was 59.8% on a reported and 59.9% on an adjusted basis, and 300 basis points above the prior year on an adjusted basis.

The gross margin increase was driven by initiatives to improve quality of sales through reduced promotional activity, favorable geographic and channel mix shifts, and improved product costs. Foreign currency benefited gross margin by 10 basis points in the second quarter.

Operating Expenses. Operating expenses in the second quarter of Fiscal 2018 were $802 million on a reported basis, including $30 million in restructuring-related and other charges. On an adjusted basis, excluding such charges, operating expenses were $773 million, down 5% compared to the prior year, primarily as a result of store closures and other expense savings initiatives associated with our restructuring activities.

Adjusted operating expense rate was 46.4%, 190 basis points above the prior year period, excluding restructuring-related and other charges from both periods. This increase was due to fixed expense deleverage and an unfavorable channel mix shift, as a greater portion of our revenue was generated by our international retail businesses, which typically carry higher operating expense.

Operating Income. Operating income in the second quarter of Fiscal 2018 was $193 million, including restructuring-related and other charges of $30 million. On an adjusted basis, operating income of $224 million decreased 1% and operating margin was 13.4%, 100 basis points above the prior year period, excluding restructuring-related and other charges from both periods. The higher operating margin was attributable to gross margin expansion. Foreign currency benefited operating margin by 30 basis points in the second quarter.

The adjusted operating margin was above the Company’s guidance of 40-60 basis points of expansion excluding foreign currency pressure of 40 basis points. The outperformance was driven by our quality of sales initiatives that over-delivered our expectations.

—	North America Operating Income. North America operating income in the second quarter was $203 million on both a reported and an adjusted basis. Adjusted North America operating margin was 23.2%, 150 basis point above last year, driven by gross margin improvement attributable to quality of sales initiatives.

—	Europe Operating Income. Europe operating income in the second quarter was $126 million on both a reported and an adjusted basis. Adjusted Europe operating margin was 27.1%, which was 350 basis points higher than the prior year period and 370 basis points higher in constant currency, driven primarily by gross margin improvement attributable to quality of sales initiatives.

—	Asia Operating Income. Asia operating income in the second quarter was $26 million on a reported basis and $27 million on an adjusted basis. Adjusted Asia operating margin was 12.6%, up 750 basis points to prior year and 580 basis points higher in constant currency, driven by both gross margin improvement and operating expense leverage.

Net Income and EPS. On a reported basis, net income in the second quarter of Fiscal 2018 was $144 million or $1.75 per diluted share. On an adjusted basis, net income was $164 million, or $1.99 per diluted share, excluding restructuring-related and other charges. This compared to a net income of $46 million, or $0.55 per diluted share on a reported basis, and net income of $158 million, or $1.90 per diluted share on an adjusted basis, for the second quarter of Fiscal 2017.

In the second quarter of Fiscal 2018, the Company had an effective tax rate of approximately 25% on a reported basis and approximately 26% on an adjusted basis, excluding restructuring-related and other charges, above guidance of 24%, due to discrete one-time items. This compared to a reported and an adjusted effective tax rate of 38% and 29%, respectively, in the prior year period.

Balance Sheet and Cash Flow Review

The Company ended the second quarter of Fiscal 2018 with $1.7 billion in cash, short and long term investments and $590 million in total debt, compared to $1.1 billion and $692 million, respectively, at the end of second quarter of Fiscal 2017.

Inventory at the end of second quarter Fiscal 2018 was $865 million, down 26% to the prior year period, driven by both restructuring actions and improvement in operating processes, including a proactive pullback in receipts and moving towards a demand driven supply chain.

The Company had $33 million in capital expenditures in the second quarter of Fiscal 2018, compared to $88 million in the prior year period, primarily driven by lower IT and infrastructure investments and an increased focus on return on investment.

Full Year and Third Quarter Fiscal 2018 Outlook

As a reminder, the full year Fiscal 2018 and third quarter guidance excludes restructuring-related and other charges expected to be recorded primarily in connection with the Company’s Way Forward plan.

For Fiscal 2018, the Company continues to expect net revenue to decrease 8% to 9%, excluding the impact of foreign currency. Foreign currency is now expected to have approximately 80 basis points of benefit to revenue growth in Fiscal 2018 versus previous guidance of minimal impact, given recent movements in foreign exchange rates.

Based on the first half performance, the Company now expects operating margin for Fiscal 2018 to be 9.5%-10.5%, excluding the impact of foreign currency, and versus previous guidance of 9.0%-10.5%. Foreign currency is now expected to have minimal impact on operating margin for Fiscal 2018, versus previous guidance of 40-50 basis points of pressure, due to recent movements in foreign exchange rates.

In the third quarter of Fiscal 2018, the Company expects net revenue to be down 6%-8%, excluding the impact of foreign currency. Foreign currency is expected to have approximately 160-170 basis points of benefit to revenue growth in the third quarter of Fiscal 2018.

Operating margin for the third quarter of Fiscal 2018 is expected to be down 50-70 basis points, excluding the impact of foreign currency. Foreign currency is estimated to benefit operating margin by approximately 10-20 basis points in the third quarter.

The full year Fiscal 2018 tax rate is estimated at approximately 25%, and the third quarter of Fiscal 2018 tax rate is estimated at approximately 23%, including the impact of ASU 2016-09.

We expect capital expenditures of approximately $225 million for Fiscal 2018, lower than our previous guidance of $300 million, as we shift capital investments behind consumer-facing initiatives that have demonstrated a proof of concept and healthy rates of return.

Fiscal Year 2018 Outlook – Non-GAAP Disclosure:

The Company is not able to provide a full reconciliation of the non-GAAP financial measures to GAAP because certain material items that impact these measures, such as the timing and exact amount of charges related to our Way Forward plan, have not yet occurred or are out of the Company’s control. Accordingly, a reconciliation of our non-GAAP financial measure guidance to the corresponding GAAP measures is not available without unreasonable effort. The Company has identified the estimated impact of the items excluded from its Fiscal 2018 guidance.

This Fiscal 2018 non-GAAP guidance excludes estimated pretax restructuring-related and other charges expected to be recorded primarily in connection with the Company’s Way Forward plan of approximately $200 million.

Conference Call

As previously announced, the Company will host a conference call and live online webcast today, Thursday, November 2nd, at 9:00 a.m. Eastern. Listeners may access a live broadcast of the conference call on the Company's investor relations website at http://investor.ralphlauren.com or by dialing 517-623-4963 or 800-857-5209. To access the conference call, listeners should dial in by 8:45 a.m. Eastern and request to be connected to the Ralph Lauren Second Quarter Fiscal 2018 conference call.

An online archive of the broadcast will be available by accessing the Company's investor relations website at http://investor.ralphlauren.com. A telephone replay of the call will be available from 12:00 P.M. Eastern, Thursday, November 2, 2017 through 6:00 P.M. Eastern, Thursday, November 9, 2017 by dialing 203-369-1625 or 866-485-4174 and entering passcode 8851.

Future announcements regarding the timing of future earnings release dates and conference calls will be posted on the Company’s investor relations website at http://investor.ralphlauren.com and will not be issued through news wire services unless otherwise noted by the Company.

ABOUT RALPH LAUREN
Ralph Lauren Corporation (NYSE:RL) is a global leader in the design, marketing and distribution of premium lifestyle products in four categories: apparel, home, accessories and fragrances. For 50 years, Ralph Lauren's reputation and distinctive image have been consistently developed across an expanding number of products, brands and international markets. The Company's brand names, which include Ralph Lauren, Ralph Lauren Collection, Ralph Lauren Purple Label, Polo Ralph Lauren, Double RL, Lauren Ralph Lauren, Polo Ralph Lauren Children, Chaps, and Club Monaco, among others, constitute one of the world's most widely recognized families of consumer brands. For more information, go to http://investor.ralphlauren.com.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
This press release and oral statements made from time to time by representatives of the Company contain certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include the statements under “Full Year and Third Quarter Fiscal 2018 Outlook,” and statements regarding, among other things, our current expectations about the Company's future results and financial condition, revenues, store openings and closings, employee reductions, margins, expenses and earnings and are indicated by words or phrases such as

"anticipate," "estimate," "expect," "project," "we believe" and similar words or phrases. These forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause actual results, performance or achievements to be materially different from the future results, performance or achievements expressed in or implied by such forward-looking statements. Forward-looking statements are based largely on the Company's expectations and judgments and are subject to a number of risks and uncertainties, many of which are unforeseeable and beyond our control. The factors that could cause actual results to materially differ include, among others: the loss of key personnel, including Mr. Ralph Lauren, or other changes in our executive and senior management team or to our operating structure, and our ability to effectively transfer knowledge during periods of transition; the potential impact to our business and future strategic direction resulting from our transition to our new Chief Executive Officer; our ability to successfully implement our long-term growth strategy and achieve anticipated operating enhancements and cost reductions from our restructuring plans; the impact to our business resulting from investments and other costs incurred in connection with the execution of our long-term growth strategy, including restructuring-related charges, which may be dilutive to our earnings in the short term; our ability to effectively manage inventory levels and the increasing pressure on our margins in a highly promotional retail environment; the impact to our business resulting from potential costs and obligations related to the early closure of our stores or termination of our long-term, non-cancellable leases; our efforts to successfully enhance, upgrade, and/or transition our global information technology systems and e-commerce platform; our ability to secure our facilities and systems and those of our third-party service providers from, among other things, cybersecurity breaches, acts of vandalism, computer viruses, or similar Internet or email events; a variety of legal, regulatory, tax, political, and economic risks, including risks related to the importation and exportation of products, tariffs, and other trade barriers which our operations are currently subject to, or may become subject to as a result of potential changes in legislation, and other risks associated with our international operations, such as compliance with the Foreign Corrupt Practices Act or violations of other anti-bribery and corruption laws prohibiting improper payments, and the burdens of complying with a variety of foreign laws and regulations, including tax laws, trade and labor restrictions, and related laws that may reduce the flexibility of our business; changes in our tax obligations and effective tax rates due to a variety of factors, including potential changes in tax laws and regulations, accounting rules, or the mix and level of earnings by jurisdiction; our exposure to currency exchange rate fluctuations from both a transactional and translational perspective; the impact to our business resulting from increases in the costs of raw materials, transportation, and labor; the potential impact to our business resulting from the financial difficulties of certain of our large wholesale customers, which may result in consolidations, liquidations, restructurings, and other ownership changes in the retail industry, as well as other changes in the competitive marketplace, including the introduction of new products or pricing changes by our competitors; the impact to our business resulting from changes in consumers' ability or preferences to purchase premium lifestyle products that we offer for sale and our ability to forecast consumer demand, which could result in either a build-up or shortage of inventory; our ability to maintain our credit profile and ratings within the financial community; our ability to access sources of liquidity to provide for our cash needs, including our debt obligations, payment of dividends, capital expenditures, and potential repurchases of our Class A common stock, as well as the ability of our customers, suppliers, vendors, and lenders to access sources of liquidity to provide for their own cash needs; the potential impact to the trading prices of our securities if our Class A common stock share repurchase activity and/or cash dividend payments differ from investors' expectations; the impact of the volatile state of the global economy, stock markets, and other global economic conditions on us, our customers, suppliers, vendors, and lenders; the impact to our business of events of unrest and instability that are currently taking place in certain parts of the world, as well as from any terrorist action, retaliation, and the threat of further action or retaliation; our ability to open new retail stores, concession shops, and e-commerce sites in an effort to expand our direct-to-consumer presence; our ability to continue to expand or grow our business internationally and the impact of related changes in our customer, channel, and geographic sales mix as a result; our ability to continue to maintain our brand image and reputation and protect our trademarks; our intention to introduce new products or enter into or renew alliances and exclusive relationships; changes in the business of, and our relationships with, major department store customers and licensing partners; the potential impact on our operations and on our suppliers and customers resulting from natural or man-made disasters;  the impact to our business resulting from the United Kingdom's decision to exit the European Union and the uncertainty surrounding the terms and conditions of such a withdrawal, as well as the related impact to global stock markets and currency exchange rates; and our ability to make certain strategic acquisitions and successfully integrate the acquired businesses into our existing operations; and other risk factors identified in the Company's Annual Report on Form 10-K, Form 10-Q and Form 8-K reports filed with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

RALPH LAUREN CORPORATION
CONSOLIDATED BALANCE SHEETS
Prepared in accordance with U.S. Generally Accepted Accounting Principles
(in millions)
(Unaudited)

	September 30,	April 1,	October 1,
	2017	2017	2016

ASSETS
Current assets:
Cash and cash equivalents	$1,111.6	$668.3	$434.2
Short-term investments	507.1	684.7	531.4
Accounts receivable, net of allowances	470.3	450.2	490.2
Inventories	864.6	791.5	1,172.5
Income tax receivable	70.5	79.4	59.1
Prepaid expenses and other current assets	300.3	280.4	288.4
Total current assets	3,324.4	2,954.5	2,975.8

Property and equipment, net	1,240.5	1,316.0	1,564.0
Deferred tax assets	143.2	125.9	118.3
Goodwill	933.0	904.6	935.7
Intangible assets, net	207.7	219.8	234.6
Other non-current assets(a)	179.5	131.2	238.9
Total assets	$6,028.3	$5,652.0	$6,067.3

LIABILITIES AND EQUITY
Current liabilities:
Short-term debt	$-	$-	$95.0
Current portion of long-term debt	298.6	-	-
Accounts payable	172.8	147.7	158.6
Income tax payable	56.7	29.5	19.6
Accrued expenses and other current liabilities	1,062.0	982.7	943.6
Total current liabilities	1,590.1	1,159.9	1,216.8

Long-term debt	291.8	588.2	597.4
Non-current liability for unrecognized tax benefits	75.2	62.7	74.3
Other non-current liabilities	561.6	541.6	580.9
Total liabilities	2,518.7	2,352.4	2,469.4

Equity:
Common stock	1.3	1.2	1.2
Additional paid-in-capital	2,348.2	2,308.8	2,284.4
Retained earnings	5,874.0	5,751.9	5,956.2
Treasury stock, Class A, at cost	(4,578.5)	(4,563.9)	(4,463.6)
Accumulated other comprehensive loss	(135.4)	(198.4)	(180.3)
Total equity	3,509.6	3,299.6	3,597.9
Total liabilities and equity	$6,028.3	$5,652.0	$6,067.3

Net Cash (incl. LT Investments)	1,110.9	786.2	395.6
Cash & Investments (ST & LT)	1,701.3	1,374.4	1,087.9
Net Cash (excl. LT Investments)	1,028.4	764.8	273.3
Cash & ST Investments	1,618.8	1,353.0	965.6

(a) Includes non-current investments of:	$82.6	$21.4	$122.3

RALPH LAUREN CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
Prepared in accordance with U.S. Generally Accepted Accounting Principles
(in millions, except per share data)
(Unaudited)

	Three Months Ended
	September 30,	October 1,
	2017	2016

North America	$876.7	$1,044.8
Europe	463.0	445.8
Asia	216.8	216.5
Other non-reportable segments	107.7	113.5
Net revenues	1,664.2	1,820.6
Cost of goods sold(a)	(668.4)	(866.4)
Gross profit	995.8	954.2
Selling, general, and administrative expenses(a)	(766.7)	(803.3)
Amortization of intangible assets	(6.0)	(6.1)
Impairment of assets	(11.2)	(27.0)
Restructuring and other charges(a)	(18.6)	(41.5)
Total other operating expenses, net	(802.5)	(877.9)
Operating income	193.3	76.3
Foreign currency gains	1.7	1.1
Interest expense	(4.6)	(4.1)
Interest and other income, net	2.0	2.3
Equity in losses of equity-method investees	(1.2)	(1.9)
Income before income taxes	191.2	73.7
Income tax provision	(47.4)	(28.0)
Net income	$143.8	$45.7
Net income per share - Basic	$1.76	$0.55
Net income per share - Diluted	$1.75	$0.55
Weighted average shares outstanding - Basic	81.7	82.7
Weighted average shares outstanding - Diluted	82.3	83.2
Dividends declared per share	$0.50	$0.50
(a) Includes total depreciation expense of:	$(67.8)	$(69.5)

RALPH LAUREN CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
Prepared in accordance with U.S. Generally Accepted Accounting Principles
(in millions, except per share data)
(Unaudited)

	Six Months Ended
	September 30,	October 1,
	2017	2016

North America	$1,586.4	$1,900.4
Europe	786.5	823.4
Asia	425.9	427.6
Other non-reportable segments	212.5	221.4
Net revenues	3,011.3	3,372.8
Cost of goods sold(a)	(1,164.3)	(1,524.0)
Gross profit	1,847.0	1,848.8
Selling, general, and administrative expenses(a)	(1,475.1)	(1,618.0)
Amortization of intangible assets	(12.0)	(12.1)
Impairment of assets	(20.9)	(46.4)
Restructuring and other charges(a)	(55.4)	(127.2)
Total other operating expenses, net	(1,563.4)	(1,803.7)
Operating income	283.6	45.1
Foreign currency gains	1.8	3.5
Interest expense	(9.6)	(7.5)
Interest and other income, net	4.3	3.2
Equity in losses of equity-method investees	(2.1)	(3.8)
Income before income taxes	278.0	40.5
Income tax provision	(74.7)	(17.1)
Net income	$203.3	$23.4
Net income per share - Basic	$2.49	$0.28
Net income per share - Diluted	$2.47	$0.28
Weighted average shares outstanding - Basic	81.6	83.0
Weighted average shares outstanding - Diluted	82.4	83.7
Dividends declared per share	$1.00	$1.00
(a) Includes total depreciation expense of:	$(134.7)	$(141.9)

RALPH LAUREN CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
Prepared in accordance with U.S. Generally Accepted Accounting Principles
(in millions)
(Unaudited)

	Six Months Ended
	September 30,	October 1,
	2017	2016
Cash flows from operating activities:
Net income	$203.3	$23.4
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expense	146.7	154.0
Deferred income tax benefit	(25.3)	(8.7)
Equity in loss of equity-method investees	2.1	3.8
Non-cash stock-based compensation expense	39.4	31.9
Non-cash impairment of assets	20.9	46.4
Non-cash restructuring-related inventory charges	1.3	135.0
Other non-cash charges	2.3	9.9
Changes in operating assets and liabilities:
Accounts receivable	(17.4)	21.9
Inventories	(53.4)	(172.6)
Prepaid expenses and other current assets	(1.9)	(26.6)
Accounts payable and accrued expenses	72.2	59.8
Income tax receivables and payables	51.4	(22.0)
Deferred income	3.0	(12.2)
Other balance sheet changes	(7.6)	(11.4)
Net cash provided by operating activities	437.0	232.6
	-	-
Cash flows from investing activities:
Capital expenditures	(74.7)	(165.4)
Purchases of investments	(426.3)	(392.4)
Proceeds from sales and maturities of investments	591.3	546.6
Acquisitions and ventures	(3.6)	(2.5)
Net cash provided by (used in) investing activities	86.7	(13.7)
	-	-
Cash flows from financing activities:
Proceeds from issuance of short-term debt	-	2,945.3
Repayments of short-term debt	-	(2,966.4)
Payments of capital lease obligations	(14.2)	(13.3)
Payments of dividends	(81.1)	(82.6)
Repurchases of common stock, including shares surrendered for tax withholdings	(14.6)	(114.9)
Proceeds from exercise of stock options	0.1	4.0
Net cash used in financing activities	(109.8)	(227.9)

Effect of exchange rate changes on cash, cash equivalents, and restricted cash	33.2	(12.9)
Net increase (decrease) in cash, cash equivalents, and restricted cash	447.1	(21.9)
Cash, cash equivalents, and restricted cash at beginning of period	711.8	502.1
Cash, cash equivalents, and restricted cash at end of period	$1,158.9	$480.2

RALPH LAUREN CORPORATION
OTHER INFORMATION
(in millions)
(Unaudited)

SEGMENT INFORMATION
Net revenues and operating income (loss) for the periods ended September 30, 2017 and October 1, 2016 for each segment were as follows:

	Three Months Ended		Six Months Ended
	September 30,	October 1,	September 30,	October 1,
	2017	2016	2017	2016

Net revenues:
North America	$876.7	$1,044.8	$1,586.4	$1,900.4
Europe	463.0	445.8	786.5	823.4
Asia	216.8	216.5	425.9	427.6
Other non-reportable segments	107.7	113.5	212.5	221.4
Total net revenues	$1,664.2	$1,820.6	$3,011.3	$3,372.8

Operating income (loss):
North America	$202.7	$202.4	$353.2	$368.2
Europe	125.5	100.4	192.6	175.4
Asia	26.5	(65.8)	56.7	(103.6)
Other non-reportable segments	26.3	30.0	59.3	57.8
	381.0	267.0	661.8	497.8

Unallocated corporate expenses	(169.1)	(149.2)	(322.8)	(325.5)
Unallocated restructuring and other charges	(18.6)	(41.5)	(55.4)	(127.2)
Total operating income	$193.3	$76.3	$283.6	$45.1

RALPH LAUREN CORPORATION
Constant Currency Financial Measures
(in millions)
(Unaudited)

Comparable Store Sales Data

	Three Months Ended September 30, 2017 % Change		Six Months Ended September 30, 2017 % Change
	As Reported	Constant Currency	As Reported	Constant Currency
North America
E-commerce	(18%)	(18%)	(20%)	(20%)
Excluding E-commerce	(6%)	(6%)	(5%)	(5%)
Total North America	(8%)	(9%)	(8%)	(8%)

Europe
E-commerce	(8%)	(11%)	(7%)	(9%)
Excluding E-commerce	(2%)	(5%)	(7%)	(7%)
Total Europe	(3%)	(6%)	(7%)	(7%)

Asia(a)	(1%)	3%	0%	3%
Total Ralph Lauren	(5%)	(6%)	(6%)	(6%)

(a)	Comparable store sales for our Asia segment were comprised primarily of sales made through our stores and concession shops.

Operating Segment Net Revenue Data

	Three Months Ended		% Change
	September 30, 2017	October 1, 2016	As Reported	Constant Currency
North America	$876.7	$1,044.8	(16.1%)	(16.2%)
Europe	463.0	445.8	3.9%	0.3%
Asia	216.8	216.5	0.2%	4.3%
Other non-reportable segments	107.7	113.5	(5.2%)	(4.6%)
Net revenues	$1,664.2	$1,820.6	(8.6%)	(9.0%)

	Six Months Ended		% Change
	September 30, 2017	October 1, 2016	As Reported	Constant Currency
North America	$1,586.4	$1,900.4	(16.5%)	(16.5%)
Europe	786.5	823.4	(4.5%)	(4.5%)
Asia	425.9	427.6	(0.4%)	2.4%
Other non-reportable segments	212.5	221.4	(4.0%)	(3.3%)
Net revenues	$3,011.3	$3,372.8	(10.7%)	(10.3%)

RALPH LAUREN CORPORATION
Global Retail Store Network

	September 30,	October 1,
	2017	2016

North America
Ralph Lauren Stores	44	50
Polo Factory Stores	171	168
Total Directly Operated Stores	215	218
Concessions	2	1

Europe
Ralph Lauren Stores	20	26
Polo Factory Stores	63	59
Total Directly Operated Stores	83	85
Concessions	25	36

Asia
Ralph Lauren Stores	45	52
Polo Factory Stores	48	48
Total Directly Operated Stores	93	100
Concessions	593	582

Other
Club Monaco Stores	78	82
Club Monaco Concessions	2	2

Global Directly Operated Stores and Concessions
Ralph Lauren Stores	109	128
Polo Factory Stores	282	275
Club Monaco Stores	78	82
Total Directly Operated Stores	469	485
Concessions	622	621

Global Licensed Stores and Concessions
Ralph Lauren Licensed Stores	84	102
Club Monaco Licensed Stores	62	59
Total Licensed Stores	146	161
Licensed Concessions	122	97

RALPH LAUREN CORPORATION
Reconciliation of Certain Non-U.S. GAAP Financial Measures
(in millions, except per share data)
(Unaudited)

	Three Months Ended
	September 30, 2017
	As Reported	Total Adjustments(a)(b)	As Adjusted
Net revenues	$1,664.2	$-	$1,664.2
Gross profit	995.8	0.6	996.4
Gross profit margin	59.8%		59.9%
Total other operating expenses, net	(802.5)	29.8	(772.7)
Operating expense margin	48.2%		46.4%
Operating income	193.3	30.4	223.7
Operating margin	11.6%		13.4%
Income before income taxes	191.2	30.4	221.6
Income tax provision	(47.4)	(10.1)	(57.5)
Effective tax rate	24.8%		25.9%
Net income	$143.8	$20.3	$164.1
Net income per diluted share	$1.75		$1.99
Weighted average shares outstanding - Basic	81.7		81.7
Weighted average shares outstanding - Diluted	82.3		82.3
SEGMENT INFORMATION -
OPERATING INCOME:
North America	$202.7	$0.4	$203.1
Operating margin	23.1%		23.2%
Europe	125.5	0.1	125.6
Operating margin	27.1%		27.1%
Asia	26.5	0.8	27.3
Operating margin	12.2%		12.6%
Other non-reportable segments	26.3	8.9	35.2
Operating margin	24.4%		32.8%
Unallocated corporate expenses and restructuring and other charges, net	(187.7)	20.2	(167.5)
Total operating income	$193.3	$30.4	$223.7

	Six Months Ended
	September 30, 2017
	As Reported	Total Adjustments(a)(c)	As Adjusted
Net revenues	$3,011.3	$-	$3,011.3
Gross profit	1,847.0	1.3	1,848.3
Gross profit margin	61.3%		61.4%
Total other operating expenses, net	(1,563.4)	76.3	(1,487.1)
Operating expense margin	51.9%		49.4%
Operating income	283.6	77.6	361.2
Operating margin	9.4%		12.0%
Income before income taxes	278.0	77.6	355.6
Income tax provision	(74.7)	(25.7)	(100.4)
Effective tax rate	26.9%		28.2%
Net income	$203.3	$51.9	$255.2
Net income per diluted share	$2.47		$3.10
Weighted average shares outstanding - Basic	81.6		81.6
Weighted average shares outstanding - Diluted	82.4		82.4
SEGMENT INFORMATION -
OPERATING INCOME:
North America	$353.2	$1.7	$354.9
Operating margin	22.3%		22.4%
Europe	192.6	1.3	193.9
Operating margin	24.5%		24.7%
Asia	56.7	0.9	57.6
Operating margin	13.3%		13.5%
Other non-reportable segments	59.3	9.0	68.3
Operating margin	27.9%		32.2%
Unallocated corporate expenses and restructuring and other charges, net	(378.2)	64.7	(313.5)
Total operating income	$283.6	$77.6	$361.2

RALPH LAUREN CORPORATION
 Reconciliation of Certain Non-U.S. GAAP Financial Measures
 (in millions, except per share data)
(Unaudited)

	Three Months Ended
	October 1, 2016
	As Reported	Total Adjustments(a)(d)	As Adjusted
Net revenues	$1,820.6	$-	$1,820.6
Gross profit	954.2	81.0	1,035.2
Gross profit margin	52.4%		56.9%
Total other operating expenses, net	(877.9)	68.5	(809.4)
Operating expense margin	48.2%		44.5%
Operating income	76.3	149.5	225.8
Operating margin	4.2%		12.4%
Income before income taxes	73.7	149.5	223.2
Income tax provision	(28.0)	(36.9)	(64.9)
Effective tax rate	38.0%		29.0%
Net income	$45.7	$112.6	$158.3
Net income per diluted share	$0.55		$1.90
Weighted average shares outstanding - Basic	82.7		82.7
Weighted average shares outstanding - Diluted	83.2		83.2
SEGMENT INFORMATION -
OPERATING INCOME/(LOSS):
North America	$202.4	$24.8	$227.2
Operating margin	19.4%		21.7%
Europe	100.4	4.8	105.2
Operating margin	22.5%		23.6%
Asia	(65.8)	76.8	11.0
Operating margin	(30.4%)		5.1%
Other non-reportable segments	30.0	1.6	31.6
Operating margin	26.4%		27.9%
Unallocated corporate expenses and restructuring and other charges, net	(190.7)	41.5	(149.2)
Total operating income	$76.3	$149.5	$225.8

	Six Months Ended
	October 1, 2016
	As Reported	Total Adjustments(a)(d)	As Adjusted
Net revenues	$3,372.8	$-	$3,372.8
Gross profit	1,848.8	135.0	1,983.8
Gross profit margin	54.8%		58.8%
Total other operating expenses, net	(1,803.7)	173.6	(1,630.1)
Operating expense margin	53.5%		48.3%
Operating income	45.1	308.6	353.7
Operating margin	1.3%		10.5%
Income before income taxes	40.5	308.6	349.1
Income tax provision	(17.1)	(84.2)	(101.3)
Effective tax rate	42.2%		29.0%
Net income	$23.4	$224.4	$247.8
Net income per diluted share	$0.28		$2.96
Weighted average shares outstanding - Basic	83.0		83.0
Weighted average shares outstanding - Diluted	83.7		83.7
SEGMENT INFORMATION -
OPERATING INCOME/(LOSS):
North America	$368.2	$32.5	$400.7
Operating margin	19.4%		21.1%
Europe	175.4	14.1	189.5
Operating margin	21.3%		23.0%
Asia	(103.6)	129.6	26.0
Operating margin	(24.2%)		6.1%
Other non-reportable segments	57.8	4.6	62.4
Operating margin	26.1%		28.2%
Unallocated corporate expenses and restructuring charges, net	(452.7)	127.8	(324.9)
Total operating income	$45.1	$308.6	$353.7

RALPH LAUREN CORPORATION
 Footnotes to Non-U.S. GAAP Financial Measures

(a)
Adjustments for inventory-related charges are recorded within cost of goods sold in the consolidated statements of operations.  Adjustments for impairment-related charges are recorded within impairment of assets in the consolidated statements of operations.  Adjustments for all other charges are recorded in restructuring and other charges in the consolidated statements of operations.

(b)
Adjustments for the three months ended September 30, 2017 include (i) charges of $20.0 million recorded in connection with the Way Forward plan, consisting of restructuring charges, impairment of assets, and inventory-related charges; (ii) additional impairment of assets of $9.1 million related to underperforming stores as a result of on-going store portfolio evaluation; and (iii) net other charges of $1.3 million related to depreciation expense associated with the Company's former Polo store at 711 Fifth Avenue in New York City and the reversal of reserves associated with the settlement of certain non-income tax issues.

(c)
Adjustments for the six months ended September 30, 2017 include (i) charges of $57.0 million recorded in connection with the Way Forward plan, consisting of restructuring charges, impairment of assets, and inventory-related charges; (ii) additional impairment of assets of $9.1 million related to underperforming stores as a result of on-going store portfolio evaluation; and (iii) net other charges of $11.5 million primarily related to depreciation expense associated with the Company's former Polo store at 711 Fifth Avenue in New York City, the departure of Mr. Stefan Larsson, and the reversal of reserves associated with the settlement of certain non-income tax issues.

(d)
Adjustments for the three-month and six-month periods ended October 1, 2016 include charges of $149.5 million and $308.6 million, respectively, recorded in connection with the Company’s restructuring plans, consisting of restructuring charges, impairment of assets, and inventory-related charges.

SUPPLEMENTAL FINANCIAL INFORMATION
Since Ralph Lauren Corporation is a global company, the comparability of its operating results reported in U.S. Dollars is also affected by foreign currency exchange rate fluctuations because the underlying currencies in which it transacts change in value over time compared to the U.S. Dollar. These rate fluctuations can have a significant effect on the Company’s reported results. As such, in addition to financial measures prepared in accordance with generally accepted accounting principles ("U.S. GAAP"), the Company’s discussions often contain references to constant currency measures, which are calculated by translating the current-year and prior-year reported amounts into comparable amounts using a single foreign exchange rate for each currency. The Company presents constant currency financial information, which is a non-U.S. GAAP financial measure, as a supplement to its reported operating results. The Company uses constant currency information to provide a framework to assess how its businesses performed excluding the effects of foreign currency exchange rate fluctuations. Management believes this information is useful to investors to facilitate comparisons of operating results and better identify trends in the Company’s businesses. The constant currency performance measures should be viewed in addition to, and not in lieu of or superior to, the Company’s operating performance measures calculated in accordance with U.S. GAAP.

Additionally, this earnings release includes certain non-U.S. GAAP financial measures relating to charges recorded in connection with the Company’s restructuring plans, as well as depreciation expense associated with the Company’s former Polo store at 711 Fifth Avenue in New York City recorded after the store closed during the first quarter of Fiscal 2018 in connection with the Way Forward plan. Although the Company is no longer generating revenue or has any other economic activity associated with its former Polo store, it continues to incur depreciation expense due to its involvement at the time of construction. Adjustments also include additional impairment of assets related to underperforming stores as a result of the Company’s on-going store portfolio evaluation and net other charges primarily related to the departure of the Company’s former CEO, Mr. Stefan Larsson, and the reversal of reserves associated with the settlement of certain non-income tax issues. The income tax provision has been adjusted for the tax-related effects of these charges, which were calculated using the respective statutory tax rates for each applicable jurisdiction. Included in this earnings release are reconciliations between the non-U.S. GAAP financial measures and the most directly comparable U.S. GAAP measures before and after these charges. The Company uses non-U.S. GAAP financial measures, among other things, to evaluate its operating performance and in order to represent the manner in which the Company conducts and views its business. The Company believes that excluding items that are not comparable from period to period helps investors and others compare operating performance between two periods. The Company’s full year and third quarter Fiscal 2018 guidance excludes restructuring and other related charges, as previously described. While the Company considers the non-U.S. GAAP measures useful in analyzing its results, they are not intended to replace, nor act as a substitute for, any presentation included in the consolidated financial statements prepared in conformity with U.S. GAAP and may be different from non-U.S. GAAP measures reported by other companies.

SOURCE: Ralph Lauren Corporation
Investor Relations:
Evren Kopelman, 212-813-7862
Or
Corporate Communications:
Lindsay Knoll, 212-650-4401
rl-press@ralphlauren.com